PUBLIC STORAGE, INC.
               EXHIBIT 12 - STATEMENT RE: COMPUTATION OF RATIO OF
                            EARNINGS TO FIXED CHARGES


                                                                        For the Year Ended December 31,
                                                    -----------------------------------------------------------------------
                                                      1999           1998            1997            1996           1995
                                                    ----------     ----------     ----------      ----------     ----------
                                                                     (Amounts in thousands, except ratios)

Net income                                          $ 287,885      $ 227,019      $ 178,649       $ 153,549       $  70,386
   Add: Minority interest in income                    16,006         20,290         11,684           9,363           7,137
   Less: Minority interests in income which do
     not have fixed charges                           (13,362)       (15,853)       (10,375)         (8,273)         (4,700)
                                                    ----------     ----------     ----------      ----------     ----------
Income from continuing operations                     290,529        231,456        179,958         154,639          72,823
   Interest expense                                     7,971          4,507          6,792           8,482           8,508
                                                    ----------     ----------     ----------      ----------     ----------
Total Earnings Available to Cover Fixed Charges     $ 298,500      $ 235,963      $ 186,750       $ 163,121       $  81,331
                                                    ==========     ==========     ==========      ==========     ==========
Total Fixed Charges - interest expense (a)          $  12,480      $   7,988      $   9,220       $  10,343       $   8,815
                                                    ==========     ==========     ==========      ==========     ==========
Total Preferred Stock dividends                     $  94,793      $  78,375      $  88,393       $  68,599       $  31,124
                                                    ==========     ==========     ==========      ==========     ==========
Total Combined Fixed Charges and Preferred
   Stock dividends                                  $ 107,273      $  86,363      $  97,613       $  78,942       $  39,939
                                                    ==========     ==========     ==========      ==========     ==========
Ratio of Earnings to Fixed Charges                      23.92x         29.54x         20.25x          15.77x           9.23x
                                                    ==========     ==========     ==========      ==========     ==========
Ratio of Earnings to Combined Fixed Charges and
    Preferred Stock dividends                            2.78x          2.73x          1.91x           2.07x           2.04x
                                                    ==========     ==========     ==========      ==========     ==========

SUPPLEMENTAL  DISCLOSURE  OF RATIO OF FUNDS
-------------------------------------------
  FROM  OPERATIONS  ("FFO")  TO FIXED
  -----------------------------------
  CHARGES:
  --------

FFO                                                 $ 428,962      $ 336,363      $ 272,234       $ 224,476       $ 105,199
Interest expense                                        7,971          4,507          6,792           8,482           8,508
                                                    ----------     ----------     ----------      ----------     ----------
Adjusted FFO available to cover fixed charges       $ 436,933      $ 340,870      $ 279,026       $ 232,958       $ 113,707
                                                    ==========     ==========     ==========      ==========     ==========
Total Fixed Charges - interest expense (a)          $  12,480      $   7,988      $   9,220       $  10,343       $   8,815
                                                    ==========     ==========     ==========      ==========     ==========
Total Preferred Stock dividends                     $  94,793      $  78,375      $  88,393       $  68,599       $  31,124
                                                    ==========     ==========     ==========      ==========     ==========
Total Combined Fixed Charges and Preferred
   Stock dividends                                  $ 107,273      $  86,363      $  97,613       $  78,942       $  39,939
                                                    ==========     ==========     ==========      ==========     ==========
Ratio of FFO to Fixed Charges                           35.01x         42.67x         30.26x          22.52x          12.90x
                                                    ==========     ==========     ==========      ==========     ==========
Ratio of FFO to Combined Fixed Charges and
   Preferred Stock dividends                             4.07x          3.95x          2.86x           2.95x           2.85x
                                                    ==========     ==========     ==========      ==========     ==========

(a)  "Total fixed charges - interest" includes interest expense plus capitalized
     ---------------------------------------------------------------------------
     interest.
     ---------

                                   Exhibit 12